UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2016

V. F. Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

1-5256	23-1180120
(Commission File Number)	(IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina	27408
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 336-424-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On June 29, 2016, V. F. Corporation (the “Company”) entered into an Asset and Stock Purchase Agreement between the Company and Delta Galil Industries Ltd. (“Buyer”), pursuant to which the Company has agreed to sell its Contemporary Brands Coalition comprising the brands 7 For All Mankind®, Splendid® and Ella Moss®, including all retail, wholesale and e-commerce services and operations related thereto (the “Contemporary Brands Business”) to Buyer for $120 million in cash payable at closing (such agreement, the “Asset and Stock Purchase Agreement”).

The consummation of the transactions contemplated by the Asset and Stock Purchase Agreement is subject to certain specified closing conditions, including the receipt of certain regulatory approvals and other customary closing conditions, including, subject to certain materiality exceptions, the accuracy of each party’s representations and warranties and each party’s compliance with its obligations and covenants under the Asset and Stock Purchase Agreement. The transactions contemplated by the Asset and Stock Purchase Agreement do not require the approval of the Company’s shareholders.

Subject to the satisfaction or waiver of the foregoing conditions and the other terms and conditions contained in the Asset and Stock Purchase Agreement, the transaction is expected to close in the third quarter of 2016, except that the transfer of certain assets included in the Contemporary Brands Business located in Europe may occur at a later date as specified in the Asset and Stock Purchase Agreement.

The Asset and Stock Purchase Agreement contains representations, warranties, and indemnification provisions of the parties customary for transactions of this type. Until the consummation of the transactions contemplated by the Asset and Stock Purchase Agreement, the Company has agreed, subject to certain exceptions, to conduct the Contemporary Brands Business in the ordinary course.

The Asset and Stock Purchase Agreement contains certain termination rights for Buyer and the Company, in certain circumstances, including: (a) by mutual written agreement of the parties; (b) by either party if the transaction is not consummated on or before November 25, 2016, provided that at such time the party seeking to terminate is not in material breach of its obligations under the Asset and Stock Purchase Agreement; (c) by either party if the transaction would violate any non-appealable final order, decree or judgment of any governmental authority or any applicable law or (d) by either party for certain breaches of the Asset and Stock Purchase Agreement that are not cured.

The foregoing description of the Asset and Stock Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Asset and Stock Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 8.01	Other Events

The Company issued a press release dated June 30, 2016, announcing its agreement to sell the Contemporary Brands Business. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

2.1	Asset and Stock Purchase Agreement between V.F. Corporation and Delta Galil Industries Ltd.

99.1	Press release dated June 30, 2016, titled “VF Corporation Enters Into Definitive Agreement to Sell Its Contemporary Brands Businesses to Delta Galil Industries, Ltd.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION

Date: June 30, 2016	By:	/s/ Laura C. Meagher
	Name:	Laura C. Meagher
	Title:	Vice President, General Counsel and Secretary